SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 11, 2006

MAXXAM INC.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

1-3924

(Commission File Number)

95-2078752

(I.R.S. Employer Identification Number)

1330 Post Oak Boulevard Suite 2000 Houston, Texas (Address of Principal Executive Offices)	77056 (Zip Code)

Registrant's telephone number, including area code: (713) 975-7600

(Not applicable)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

Attached hereto as Exhibit 99.1 is a press release issued by the Registrant on May 11, 2006, regarding its 2006 first quarter results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXXAM INC.

Date: May 12, 2006                                                          By:     /s/ Bernard L. Birkel

Name:	Bernard L. Birkel
Title:	Secretary

EXHIBIT INDEX

Exhibit 99.1:	Earnings Release issued on May 11, 2006

0116FMS6.NR.DOC

Exhibit 99.1

May 11, 2006

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR FIRST QUARTER OF 2006

HOUSTON, Texas (May 11, 2006) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $10.2 million, or $1.71 loss per share, for the first quarter of 2006, compared to a net loss of $14.2 million, or $2.38 per share loss, for the same period a year ago. Net sales for the first quarter of 2006 totaled $80.2 million, compared to $83.0 million in the first quarter of 2005.

FOREST PRODUCTS OPERATIONS

Net sales for forest products operations decreased to $37.8 million for the first quarter of 2006, as compared to $47.3 million for the first quarter of 2005. The $9.5 million decrease in net sales was due to a 23.3% decline in lumber shipments as a result of adverse weather and a lower log supply from ScoPac during the first quarter of 2006 as compared to the same period in 2005.

Operating losses were $5.5 million for the first quarter of 2006, compared to operating losses of $2.8 million during the same period in 2005, primarily due to lower sales volumes during the first quarter of 2006, partially offset by lower spending due to administrative staffing reductions. Operating losses for the first quarter of 2005 include a one-time benefit related to a $3.1 million insurance settlement.

REAL ESTATE OPERATIONS

Real estate sales were $29.0 million for the first quarter of 2006, as compared to $22.8 million during the same period a year ago primarily due to increased lot sales at the Company's Mirada development and deferred profit recognized at the Company's Palmas del Mar development, offset by a reduction in the number of lots sold at the Company's Fountain Hills development.

RACING OPERATIONS

Net sales and operating results for the Company's racing operations improved for the first quarter of 2006, as compared to the same period in 2005, principally due to increased attendance.

CORPORATE AND OTHER

The Corporate segment's operating losses represent general and administrative expenses that are not specifically attributable to the Company's operating segments. Investment, interest and other income was $4.4 million for the first quarter of 2006, as compared to $1.2 million for the first quarter of 2005. Interest expense increased in the first quarter of 2006 as compared to the same period in 2005 due to higher debt levels at the Company's forest products operations. In the first quarter of 2006, the Company recorded a $0.7 million charge for a cumulative effect of accounting change relating to the Company's adoption of Financial Accounting Standards Board Statement Number 123(r), Accounting for Stock-Based Compensation.

PALCO — SCOPAC LIQUIDITY UPDATE

Prior to the issuance of this press release, the Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission. The Condensed Notes to Financial Statements and other sections of the Form 10-Q discuss how the cash flows of The Pacific Lumber Company (Palco) and Scotia Pacific LLC (ScoPac), indirect subsidiaries of the Company, have been materially adversely affected by the ongoing regulatory, environmental and litigation matters faced by Palco and ScoPac. Both Palco and ScoPac continue to experience liquidity difficulties.

ScoPac management estimates that its cash flows from operations, together with funds available under its line of credit and other available funds, will be insufficient, by a substantial amount, to pay the entire amount of the interest due on the July 20, 2006, payment date for its Timber Notes. ScoPac also expects to incur additional interest shortfalls over at least the next several years. The failure of ScoPac to pay all of the interest on the Timber Notes when due would constitute an event of default under the Indenture governing the Timber Notes Indenture. In an effort to address the expected shortfall on the July 20, 2006 payment date, and other future expected cash shortfalls, ScoPac has initiated the ScoPac Land Sale Program whereby ScoPac is seeking to sell certain non-timberland properties such as ranchlands and recreational areas, as well as certain timberlands. There can be no assurance that these marketing efforts will be successful. To the extent that ScoPac is unable to generate sufficient liquidity from the ScoPac Land Sale Program or other sources, the Company expects that ScoPac will be forced to take extraordinary actions, which may include: laying off employees, shutting down various operations, and seeking protection by filing under the Bankruptcy Code.

As of December 31, 2005 and March 31, 2006, Palco and Britt were in default under both the Palco-Britt term loan and the Palco-Britt revolving credit facility due to financial covenant breaches. Palco estimates that, without necessary amendments to these facilities and sufficient additional working capital, it will have insufficient liquidity to fund its anticipated cash shortfalls in 2006 and its planned level of operations for the next several years. Palco is pursuing discussions with its lenders in an effort to resolve the defaults and obtain additional liquidity necessary to fund liquidity needs for 2006 and beyond. There can be no assurance that Palco will be able to resolve the defaults and obtain additional liquidity necessary to fund future expected cash shortfalls.

On May 8, 2006, the North Coast Water Board adopted watershed-wide discharge requirements for the Freshwater and Elk River watersheds, which action has the effect of allowing harvesting in these two watersheds to begin once timber harvesting plans (THPs) are released by the Executive Officer of the North Coast Regional Water Quality Control Board (North Coast Water Board). There can be no assurance that the THPs related to these two watersheds will ultimately be released or harvested as planned in 2006 or that the action of the North Coast Water Board will not be appealed to California State Water Resources Control Board. While ScoPac continues to project that its annual harvest level over the ten-year period beginning 2006 will be approximately 100 million board feet per year, this projection is significantly below historical harvest levels, and actual harvest levels may be even lower, depending on the ultimate outcome of various assumptions.

OTHER MATTERS

As previously announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

176-011009

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

MAXXAM INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended
	March 31,
	2006	2005
	(Unaudited)
Net sales:
Forest products	$37.8	$47.3
Real estate	29.0	22.8
Racing	13.4	12.9
	80.2	83.0

Costs and expenses	(73.9)	(80.2)

Operating income (loss):
Forest products	(5.5)	(2.8)
Real estate	12.9	6.7
Racing	(0.1)	(0.2)
Corporate	(1.0)	(0.9)
	6.3	2.8

Other income (expense):
Investment, interest and other income	4.4	1.2
Interest expense	(20.2)	(18.2)
Loss before income taxes and cumulative effect of accounting change	(9.5)	(14.2)
Benefit (Provision) for income taxes	-	-
Loss before cumulative effect of accounting change	(9.5)	(14.2)
Cumulative effect of accounting change, net of tax	(0.7)	-
Net loss	$(10.2)	$(14.2)

Basic and diluted loss per common and common equivalent share before cumulative effect of accounting change
	$(1.59)	$(2.38)

Basic and diluted loss per common and common equivalent share after cumulative effect of accounting change
	$(1.71)	$(2.38)